Resolutions Adopted by the Board of Directors of

Hewitt Series Trust on June 2, 2008

RESOLVED, that, after giving due consideration to (i) the amount and type of coverage to be provided by the Bond, (ii) the aggregate value of the assets of the Fund to which any person covered by the Bond may have access, (iii) the types and terms of the arrangements made by the Fund for the custody and safekeeping of its assets, (iv) the nature and method of conducting the Funds’ operations, and (v) the accounting procedures and controls of the Fund; the proposed fidelity bond to be issued by Federal Insurance Company through HUB International, its agent, providing coverage in such amount as to meet regulatory requirements is reasonable in form and amount for the fidelity bond to be maintained by the Fund in accordance with the Investment Company Act and Rule 17g-1 thereunder, provided that there is no material deviation between the actual amount of premium for the bond from that quoted by HUB International and that all rules and regulations pertaining to filing this new Bond with the Securities and Exchange Commission will be followed; and

RESOLVED FURTHER, that in accordance with Rule 17g-1, the officers of the Trust are hereby directed to make the filings and provide the notices as may be required by paragraph (g) of Rule 17g-1.